Exhibit 5.1

Matthew T. Browne

T: +1 858 550 6045

mbrowne@cooley.com

December 10, 2012

Volcano Corporation

3661 Valley Centre Drive, Suite 200

San Diego, California 92130

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Volcano Corporation, a Delaware corporation (the “Company”), of an aggregate of $460,000,000 principal amount of the Company’s 1.75% Senior Convertible Notes due 2017 (the “Notes”) initially convertible into 14,012,152 shares of the common stock, par value $0.001 per share (“Common Stock”), of the Company (the “Conversion Shares”), and the preferred stock purchase rights (the “Rights”) associated with the Conversion Shares to be issued pursuant to that certain Rights Agreement, dated as of June 20, 2006 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company as rights agent (the “Rights Agent”), pursuant to an effective Registration Statement on Form S-3 (File No. 333-169341) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated December 4, 2012 filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). (The Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus.”) The Notes will be issued pursuant to an Indenture, dated September 20, 2010, between the Company and Wells Fargo Bank, National Association, as Trustee (as defined therein) (the “Base Indenture”) and a Second Supplemental Indenture, dated December 10, 2012, between the Company and Wells Fargo Bank, National Association, as Trustee (the “Supplemental Indenture”, and, together with the Base Indenture, the “Indenture”).

In connection with this opinion, we have examined and relied upon the Registration Statement and Prospectus, the Base Indenture, the Supplemental Indenture, the form of Note included in the Supplemental Indenture, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Our opinion herein is expressed solely with respect to the federal laws of the United States, the Delaware General Corporation Law and, as to the Notes constituting valid and legally binding obligations of the Company, solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM

December 10, 2012

Page Two

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents (except the due authorization, execution and delivery by the Company of the Indenture). With respect to our opinion as to the Conversion Shares, we have assumed that, at the time of issuance of such Conversion Shares, a sufficient number of shares of Common Stock will be authorized and available for issuance.

This opinion assumes, with your consent, that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, and that the Company’s Board of Directors has acted in accordance with its fiduciary duties in adopting the Rights Agreement. This opinion does not address whether the Company’s Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Conversion Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) when authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered to the purchasers thereof against payment therefor, the Notes will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity and limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (ii) the Conversion Shares and associated Rights, when issued in accordance with the terms of the Notes, will be validly issued and the Conversion Shares will be fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours,

Cooley LLP

By:	/s/ Matthew T. Browne
Matthew T. Browne

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM